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                             ROBERT B. VLACH, ESQ.
                                GENERAL COUNSEL
                                      UICI
                          4001 MCEWEN ROAD, SUITE 200
                              DALLAS, TEXAS 75244

                                                                     Exhibit 5.1


December 22, 1997


Securities and Exchange Commission
450 5th Street, N.W.
Judiciary Plaza
Washington, D.C. 20549




SUBJECT:         Common Stock, $0.01 par value


Ladies and Gentlemen:

I am the general counsel of UICI, a Delaware corporation (the "Company"). I have reviewed the issuance of the 922,956 shares (the "Subject Shares") of the Company's Common Stock, $0.01 par value per share (the "Common Stock"), to certain persons (the "Selling Stockholders") in connection with the stock exchange agreement between the Company and ELA Corp. The Subject Shares are being registered with the Securities and Exchange Commission on the Form S-3 Registration Statement to which this letter is attached as Exhibit 5.1. I have examined such corporate and other records, instruments, certificates and documents as I considered necessary to enable me to express this opinion.

Based on the foregoing, I am of the opinion that the Subject Shares were duly authorized for issuance and that the Seller Stockholders have obtained validly issued, fully paid and non-assessable shares of Common Stock.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters."


Very truly yours,




Robert B. Vlach, Esq.